Exhibit 1.1

EXECUTION COPY

10,000,000 Common Shares

TRAVELCENTERS OF AMERICA LLC

(a Delaware limited liability company)

Common Shares
 no par value

UNDERWRITING AGREEMENT

May 23, 2011

CITIGROUP GLOBAL MARKETS INC.

MORGAN KEEGAN & COMPANY, INC.
UBS SECURITIES LLC

c/o  Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

as Representatives of the several Underwriters

Ladies and Gentlemen:

TravelCenters of America LLC, a Delaware limited liability company (the “Company”), confirms its agreement with Citigroup Global Markets Inc., Morgan Keegan & Company, Inc. and UBS Securities LLC and each of the other Underwriters named in Schedule A hereto (collectively, the “Underwriters,” which term shall include any underwriter substituted as hereinafter provided in Section 10 hereof), for whom Citigroup Global Markets Inc., Morgan Keegan & Company, Inc. and UBS Securities LLC are acting as representatives (in such capacity, hereinafter referred to as the “Representatives”), with respect to the issue and sale by the Company and the purchase by the Underwriters, acting severally and not jointly, of the respective numbers of common shares, no par value (the “Common Shares”), of the Company set forth in Schedule A, at a purchase price of $5.69 per Common Share and with respect to the grant by the Company to the Underwriters, acting severally and not jointly, of the option described in Section 2(b) hereof to purchase all or any part of an additional 1,500,000 Common Shares to cover overallotments.  The aforesaid 10,000,000 Common Shares (the “Initial Shares”), together with all or any part of the 1,500,000 Common Shares subject to the option described in Section 2(b) hereof (the “Option Shares”), are collectively hereinafter called the “Shares.”

The Company understands that the Underwriters propose to make a public offering of the Shares as soon as the Underwriters deem advisable after this Agreement has been executed and delivered.

The Company has filed with the Securities and Exchange Commission (the “Commission”) a shelf registration statement on Form S-3 (No. 333-156926) as amended by Amendment No. 1 thereto filed with the Commission on April 28, 2009, including the related prospectus, which registration statement has been declared effective by the Commission in such form.  Such registration statement covers the registration of the Shares.  Promptly after execution and delivery of this Agreement, the Company will prepare and file a prospectus relating to the Shares in accordance with the provisions of Rule 430B (“Rule 430B”) of the rules and regulations of the Commission (the “1933 Act Regulations”) under the Securities Act of 1933, as amended (the “1933 Act”) and paragraph (b) of Rule 424 (“Rule 424(b)”) of the 1933 Act Regulations.  Any information included in such prospectus that was omitted from such registration statement at the time it became effective, but that is deemed to be a part of and included in such registration statement pursuant to Rule 430B is referred to as “Rule 430B Information.” Each prospectus used in connection with the offering of the Shares that omitted Rule 430B Information is herein called a “preliminary prospectus.”  Such registration statement, at any given time, including the amendments thereto at such time, the exhibits and any schedules thereto at such time, the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at such time and the documents otherwise deemed to be a part thereof or included therein by the 1933 Act Regulations is herein called the “Registration Statement.”  The Registration Statement at the time it originally became effective is herein called the “Original Registration Statement.”  The final prospectus, in the form furnished to the Underwriters for use in connection with the offering of the Shares, including the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at the time of the execution of this Agreement and any preliminary prospectuses that form a part thereof is herein called the “Prospectus.”  For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system or any successor system thereto (collectively, “EDGAR”).

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Registration Statement, any preliminary prospectus or the Prospectus (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which is incorporated by reference in or otherwise deemed by the 1933 Act Regulations to be a part of or included in the Registration Statement, any preliminary prospectus or the Prospectus, as the case may be; and all references in this Agreement to amendments or supplements to the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934, as amended (the “1934 Act”) which is incorporated by reference in or otherwise deemed by the 1933 Act Regulations to be a part of or included in the Registration Statement, such preliminary prospectus or the Prospectus, as the case may be.

The 237 travel centers described in the Prospectus as being currently included in the Company’s business are collectively referred to herein as the “Travel Centers.”

SECTION 1.                                Representations and Warranties.

(a)                                  Representations and Warranties by the Company.   The Company represents and warrants to each of the Underwriters as of the date hereof, as of the Applicable Time referred to in Section 1(a)(1) hereof and as of the Closing Time referred to in Section 2(c) hereof, and agrees with each Underwriter, as follows:

(1)          Compliance with Registration Requirements.   (i) At the time of filing the Original Registration Statement, at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Shares and at the date hereof, the Company was not and is not an “ineligible issuer,” as defined in Rule 405 of the 1933 Act Regulations (“Rule 405”).

(ii)                                           The Original Registration Statement was declared effective by the Commission on May 8, 2009, and any post-effective amendment thereto became effective upon filing under Rule 462(b) of the 1933 Act Regulations (“Rule 462(b)”).  No stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission, and any request on the part of the Commission for additional information has been complied with.

At the respective times the Original Registration Statement and any amendment thereto became effective, at each deemed effective date with respect to the Underwriters pursuant to Rule 430B(f)(2) of the 1933 Act Regulations and at the Closing Time, the Registration Statement complied and will comply in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations, and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Neither the Prospectus nor any amendments or supplements thereto, at the time the Prospectus or any such amendment or supplement was issued and at the Closing Time, included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Any preliminary prospectus (and the prospectus or prospectuses filed as part of the Original Registration Statement or any amendment thereto) complied when so filed in all material respects with the 1933 Act and the 1933 Act Regulations and any such preliminary prospectus was and the Prospectus delivered to the Underwriters for use in connection with this offering will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

As of the Applicable Time, any Issuer Free Writing Prospectus (as defined below) issued at or prior to the Applicable Time, the Statutory Prospectus (as defined below) and the information included in Schedule D, all considered together (collectively, the “General Disclosure Package”), did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

The representations and warranties in the preceding three paragraphs shall not apply to statements in or omissions from the Registration Statement or any  post-effective amendment thereto, any preliminary prospectus, the Prospectus, or any amendments or supplements thereto, or the General Disclosure Package made in reliance upon and in conformity with information furnished to the Company by the Underwriters through the Representatives in writing expressly for use in the Registration Statement (including the prospectus filed with the Original Registration Statement) or any post-effective amendment thereto, any preliminary prospectus, the Prospectus, or any amendments or supplements thereto, or the General Disclosure Package.

As used in this subsection and elsewhere in this Agreement:

“Applicable Time” means 5:30 P.M. (New York City time) on May 23, 2011 or such other time as agreed by the Company and the Representatives.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), relating to the Shares (including any identified on Schedule B hereto) that (i) is required to be filed with the Commission by the Company, (ii) is a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission or (iii) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the Shares or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Statutory Prospectus” as of any time means the prospectus relating to the Shares that is included in the Registration Statement immediately prior to that time, including the documents incorporated by reference therein and any preliminary or other prospectus deemed to be a part thereof.

(2)          Incorporated Documents.  The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”), as applicable, and when read together with the other information in the Prospectus, (a) at the time the Registration Statement became effective, (b) at the earlier of the time the Prospectus was first used and the date and time of the first contract of sale of Shares in this offering and (c) at the Closing Time did not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(3)          No Conflicting Information in Issuer Free Writing Prospectuses.  Each Issuer Free Writing Prospectus attached to Schedule B hereto, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Shares or until any earlier date that the Company notified or notifies the Representatives as described in Section 3(a)(vii) hereof, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement or the Prospectus, including any document incorporated by reference therein and any preliminary or other prospectus deemed to be a part thereof that has not been superseded or modified.  The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by or on behalf of the Underwriters specifically for use therein.

(4)          Independent Accountants.  The accounting firm that has certified the financial statements of the Company and its subsidiaries included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus is an independent registered public accounting firm as required by the 1933 Act, the 1933 Act Regulations, the 1934 Act, the 1934 Act Regulations and the Public Company Accounting Oversight Board (United States).

(5)          Financial Statements.  The financial statements of the Company included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus comply as to form in all material respects with the requirements of the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations.  Such financial statements of the Company, together with the related schedules and notes, as well as those financial statements, schedules and notes of any other entity included therein, present fairly the financial position of the Company and its consolidated subsidiaries, or such other entity, as the case may be, at the dates indicated and the statement of operations, shareholders’ equity and cash flows of the Company and its consolidated subsidiaries, or such other entity, as the case may be, for the respective periods specified.  Such financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods involved.  The supporting schedules, if any, included in the Registration Statement, the General Disclosure Package and the Prospectus present fairly in accordance with GAAP for the respective periods specified the information required to be stated therein.  The selected financial data and the summary financial information included in the Registration Statement, the General Disclosure Package and the Prospectus present fairly the information shown therein for the respective periods specified and have been compiled on a basis consistent with that of the audited financial statements included in the Registration Statement, the General Disclosure Package and the Prospectus.

(6)          In addition, any pro forma financial statements of the Company and its subsidiaries and the related notes thereto included in the Registration Statement, the General Disclosure Package and the Prospectus present fairly the information shown therein, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been properly compiled on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

(7)          All disclosures contained in the Registration Statement, the General Disclosure Package and the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply, in all material respects, with Regulation G of the 1934 Act and the 1934 Act Regulations and Item 10 of Regulation S-K under the 1933 Act, in each case to the extent applicable.

(8)          No Material Adverse Change in Business.  Since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package and the Prospectus (excluding any documents incorporated by reference pursuant to the 1934 Act after the date hereof) except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the results of operations, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those arising in the ordinary course of business or registered offerings of securities from the Company’s currently effective registration statement on Form S-3, which are material with respect to the Company and its subsidiaries considered as one enterprise, (C) except for regular dividends on the Company’s common shares, in amounts per share that are consistent with past practice or the applicable charter document or supplement thereto, respectively, there have been no dividends or distributions of any kind declared, paid or made by the Company on any class of its capital shares and (D) there has not been (i) any material decrease in the Company’s consolidated net worth or (ii) any material increase in the short-term or long-term debt (including capitalized lease obligations but excluding borrowings under existing bank lines of credit) of the Company and its subsidiaries, on a consolidated basis.

(9)          Good Standing of the Company.  The Company has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware and has power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus, and to enter into and perform its obligations under, or as contemplated under, this Agreement.  The Company is duly qualified to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or be in good standing would not result in a Material Adverse Effect.

(10)    Good Standing of Subsidiaries.  Each “significant subsidiary” of the Company (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the 1933 Act) (each, a “Subsidiary” and, collectively, the “Subsidiaries”), if any, has been duly organized and is validly existing as a corporation, limited liability company, partnership or real estate investment trust, as the case may be, in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, has corporate, limited liability company, partnership or trust, as the case may be, power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus and is duly qualified as a foreign corporation, limited liability company, partnership or real estate investment trust, as the case may be, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or be in good standing would not result in a Material Adverse Effect.  Except as otherwise stated in the Registration Statement, the General Disclosure Package and the Prospectus, all of the issued and outstanding capital shares of each Subsidiary have been duly authorized and are validly issued, fully paid and non-assessable and are owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity.  None of the outstanding capital shares of any Subsidiary was issued in violation of preemptive or other similar rights of any securityholder of such Subsidiary.

(11)    Capitalization.  The authorized, issued and outstanding capital shares of the Company have been duly authorized and validly issued by the Company and are fully paid and non-assessable (except as otherwise described in the Registration Statement, the General Disclosure Package and the Prospectus), and none of such capital shares was issued in violation of preemptive or other similar rights of any securityholder of the Company.

(12)    Authorization of this Agreement.  This Agreement has been duly authorized, executed and delivered by the Company.

(13)    Authorization of the Shares.  The Shares to be issued and sold pursuant to this Agreement have been duly authorized and, when issued and delivered to the Underwriters against payment therefor as provided hereunder, will have been validly issued and will be fully paid, non-assessable (except as otherwise described in the Registration Statement, the General Disclosure Package and the Prospectus) and free of preemptive or similar rights; there are no outstanding subscriptions, rights, warrants, options, calls, convertible securities, commitments of sale or liens related to or entitling any person to purchase or otherwise to acquire any Common Shares of, or other ownership interest in, the Company, except as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Prospectus; all outstanding Common Shares are listed on the New York Stock Exchange Amex (the “NYSE”) and the Company knows of no reason or set of facts which would result in the delisting of such Common Shares or the inability to list the Shares; and there are no rights of holders of securities of the Company to the registration of Common Shares or other securities that would require inclusion of such Common Shares or other securities in the offering of the Shares that have not been waived.

(14)    Descriptions of the Shares.  The Shares will conform in all material respects to the statements relating thereto contained in the Registration Statement, the General Disclosure Package and the Prospectus.

(15)    Absence of Defaults and Conflicts.   Neither the Company nor any of its subsidiaries is in violation of its operating agreement, charter, bylaws or other comparable governing document or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the assets, properties or operations of the Company or any of its subsidiaries is subject (collectively, “Agreements and Instruments”), except for such defaults that would not result in a Material Adverse Effect.  The execution, delivery and performance of this Agreement and any other agreement or instrument entered into or issued or to be entered into or issued by the Company in connection with the transactions contemplated hereby or thereby or in the Registration Statement, the General Disclosure Package and the Prospectus and the consummation of the transactions contemplated herein and in the Registration Statement, the General Disclosure Package and the Prospectus (including the issuance and sale of the Shares and the use of the proceeds from the sale of the Shares as described under the caption “Use of Proceeds”) and compliance by the Company with its obligations hereunder and thereunder have been duly authorized by all necessary limited liability company action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any assets, properties or operations of the Company or any of its subsidiaries pursuant to, any Agreements and Instruments (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter or bylaws of the Company or any of its subsidiaries or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their assets, properties or operations.  As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

(16)    Absence of Labor Dispute.  To the knowledge of the Company, no labor problem exists or is imminent with employees of the Company or any of its subsidiaries that would have a Material Adverse Effect.

(17)    Absence of Proceedings.  There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or to the knowledge of the Company threatened or contemplated, against or affecting the Company or any of its subsidiaries which is required to be disclosed in the Registration Statement, the General Disclosure Package and the Prospectus (other than as stated therein), or which, if determined adversely to the Company or any of its subsidiaries, would reasonably be expected to result in a Material Adverse Effect, or which would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in the Registration Statement, the General Disclosure Package and the Prospectus or under this Agreement or the performance by the Company of its obligations hereunder.  The aggregate of all pending legal or governmental proceedings to which the Company or any of its subsidiaries is a party or of which any of their respective assets, properties or operations is the subject which are not described in the Registration Statement, the General Disclosure Package and the Prospectus, including ordinary routine litigation incidental to the business, would not reasonably be expected to result in a Material Adverse Effect.

(18)    Accuracy of Exhibits.  There are no contracts or documents which are required to be described in the Registration Statement, the General Disclosure Package, the Prospectus or the documents incorporated by reference therein or to be filed as exhibits thereto which have not been so described and filed as required.

(19)    Absence of Further Requirements.  No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the due authorization, execution and delivery by the Company of this Agreement or for the performance by the Company of the transactions contemplated in the Registration Statement, the General Disclosure Package and the Prospectus or under this Agreement, except such as may be required and will be obtained or made at or prior to the Closing Time and such as may be required by the securities or Blue Sky laws or real estate syndication laws of the various states in connection with the offer and sale of the Shares and, in the case of the performance thereof, except as are contemplated by the express terms of such documents to occur after the Closing Time and except (x) such as are otherwise described in the Registration Statement, the General Disclosure Package or the Prospectus or (y) such that the failure to obtain would not have a Material Adverse Effect.

(20)    Possession of Intellectual Property.  The Company and each of its subsidiaries owns, or possesses adequate rights to use, all patents, trademarks, trade names, service marks, copyrights, licenses and other rights necessary for the conduct of their respective businesses as described in the Registration Statement, the General Disclosure Package and the Prospectus, and neither the Company nor any of its subsidiaries has received any notice of conflict with, or infringement of, the asserted rights of others with respect to any such patents, trademarks, trade names, service marks, copyrights, licenses and other such rights, and neither the Company nor any of its subsidiaries knows of any basis therefor, in any such case other than conflicts or infringements that, if proven, would not have a Material Adverse Effect.

(21)    Possession of Licenses and Permits.  The Company has, and as of the Closing Time will have, all permits, licenses, approvals, certificates, franchises and authorizations of governmental or regulatory authorities (“Approvals”) as may be necessary for the conduct of its business as described in the Registration Statement, the General Disclosure Package and the Prospectus, except for those Approvals the absence of which would not have a Material Adverse Effect.

(22)    Title to Property.  The Company and its subsidiaries have good and marketable fee or leasehold title to all real property owned or leased by the Company and its subsidiaries and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind, except (A) as otherwise stated in the Registration Statement, the General Disclosure Package or the Prospectus (B) in the case of personal property located at certain Travel Centers, such as are subject to purchase money, equipment lease or similar financing arrangements which have been entered into in the ordinary course of business or (C) those which do not, singly or in the aggregate, have a Material Adverse Effect.  Except as otherwise stated in the Registration Statement, the General  Disclosure  Package or the Prospectus, all of the leases and subleases material to the business of the Company and its subsidiaries considered as one enterprise, and under which the Company or any of its subsidiaries holds properties described in the Registration Statement, the General Disclosure Package and the Prospectus, are in full force and effect, and neither the Company nor any of its subsidiaries has received any written notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any of its subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.

(23)    Investment Company Act. The Company is not and upon the issuance and sale of the Shares as herein contemplated and the application of the net proceeds therefrom as described in the General Disclosure Package and the Prospectus will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”).

(24)    Environmental Laws.  (a)       Except as described in the Registration Statement, the General Disclosure Package or the Prospectus or as would not, singly or in the aggregate, have a Material Adverse Effect, (i) the Company, and to its knowledge, each Travel Center’s property is, and as of the Closing Time will be, in compliance with all applicable federal, state and local laws and regulations relating to the protection of human health and safety, the environment, hazardous or toxic substances and wastes, pollutants and contaminants (“Environmental Laws”), (ii) the Company, or, to its knowledge, its lessees, as applicable, have received, or as of the Closing Time will receive, all permits, licenses or other approvals required under applicable Environmental Laws to conduct the businesses presently conducted at each Travel Center’s property and (iii) the Company or, to its knowledge, its lessees, as applicable, are, or as of the Closing Time will be, in compliance with all terms and conditions of any such permit, license or approval.

(b)       To the best knowledge of the Company, except as described in the Registration Statement, the General Disclosure Package or the Prospectus, there are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, remediation or closure of properties or compliance with Environmental Laws and any potential liabilities to third parties) that, as of the date hereof, would, or as of the Closing Time will, singly or in the aggregate, have a Material Adverse Effect.

(c)                                  In respect of each Travel Center, except as disclosed in the Registration Statement, the General Disclosure Package or the Prospectus, (i) each Travel Center is not in violation of any applicable building code, zoning ordinance or other law or regulation, except where such violation of any applicable building code, zoning ordinance or other law or regulation would not, singly or in the aggregate, have a Material Adverse Effect; (ii) the Company has not received written notice of any proposed material special assessment or any proposed change in any property tax, zoning or land use laws or availability of water affecting any Travel Center that would have, singly or in the aggregate, a Material Adverse Effect; (iii) there does not exist any material violation of any declaration of covenants, conditions and restrictions with respect to any Travel Center that would have, singly or in the aggregate, a Material Adverse Effect, or any state of facts or circumstances or condition or event which could, with the giving of notice or passage of time, or both, constitute such a violation; and (iv) the improvements comprising any portion of each Travel Center (the “Improvements”) are free of any and all material physical, mechanical, structural, design and construction defects that would have, singly or in the aggregate, a Material Adverse Effect and the mechanical, electrical and utility systems servicing the Improvements (including, without limitation, all water, electric, sewer, plumbing, heating, ventilation, gas and air conditioning) are in good condition and proper working order and are free of defects that would have, singly or in the aggregate, a Material Adverse Effect.

(25)    Possession of Insurance.  The Company and its Travel Centers are, and as of the Closing Time will be, insured in the manner described in the Registration Statement, the General Disclosure Package and the Prospectus by insurers described in the Registration Statement, the General Disclosure Package and the Prospectus or by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary in the businesses in which the Company is engaged and proposes to engage and the Company has no reason to believe that it will not be able to renew such insurance coverage as and when such coverage expires or to obtain similar coverage as may be necessary to continue its business at economically viable rates.

(26)    Disclosure Controls.  The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 and 15d-15 under the 1934 Act) in accordance with the rules and regulations under the Sarbanes Oxley Act of 2002 (the “Sarbanes Oxley Act”) and the 1934 Act.  Such disclosure controls and procedures (a) are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s Chief Executive Officer and its Chief Financial Officer (or persons performing similar functions), particularly during the periods in which the filings made by the Company with the Commission which it may make under Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act are being prepared, and (b) are effective to perform the functions for which they were established.  The Company’s independent registered public accounting firm and the audit committee of the board of directors of the Company have been advised of (x) any significant deficiencies in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (y) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal control over financial reporting.  The principal executive officers (or their equivalents) and principal financial officers (or their equivalents) of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the Commission, and the statements contained in any such certification were complete and correct when made.  Since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in the Company’s internal control over financial reporting or in other factors that have materially affected or are reasonably likely to materially affect the Company’s internal control over financial reporting.

(27)    Compliance with Provisions of the Sarbanes-Oxley Act.  There is and has been no failure on the part of the Company or, to the Company’s knowledge, any of the Company’s directors or officers, in their capacities as such, to comply in any material respect with any applicable provision of the Sarbanes-Oxley Act and the rules and regulations promulgated by the Commission in connection therewith, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(28)    Foreign Corrupt Practices Act.  Neither the Company nor, to the knowledge of the Company, any director, officer, agent, affiliate or other person acting on behalf of the Company or its subsidiaries has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(29)    Money Laundering Laws.  To the Company’s best knowledge, the operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(30)    OFAC.  Neither the Company nor, to the knowledge of the Company, any director, officer, agent, affiliate or person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”);  and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(b)                                 Officers’ Certificates.   Any certificate signed by any officer of the Company or any of its subsidiaries and delivered to the Underwriters or to counsel for the Underwriters in connection with the offering of the Shares shall be deemed a representation and warranty by the Company to the Underwriters as to the matters covered thereby on the date of such certificate.

SECTION 2.                                Sale and Delivery to Underwriters; Closing.

(a)                                  Shares.  The several commitments of the Underwriters to purchase the Shares pursuant to the terms hereof shall be deemed to have been made on the basis of the representations, warranties and agreements herein contained and shall be subject to the terms and conditions herein set forth.

(b)                                 Overallotment Option.  In addition, on the basis of the representations and warranties herein included and subject to the terms and conditions herein set forth, the Company hereby grants an option to the Underwriters to purchase up to an additional 1,500,000 Shares at the purchase price set forth on the first page of this Agreement less an amount, if any, equal to any dividend payable on the Initial Shares and not payable on the Option Shares.  The option hereby granted will expire 30 days after the date of this Agreement and may be exercised in whole or in part from time to time only for the purpose of covering overallotments which may be made in connection with the offering and distribution of the Initial Shares upon notice to the Company by the Underwriters through the Representatives in writing setting forth the number of Option Shares as to which the Underwriters are then exercising the option and the time, date and place of payment and delivery for such Option Shares.  Any such time and date of delivery (a “Date of Delivery”) shall be determined by the Underwriters, but shall not be later than seven full business days, nor earlier than two full business days, after the exercise of said option, nor in any event prior to Closing Time, unless otherwise agreed upon by the Underwriters and the Company.

(c)                                  Payment.  Payment of the purchase price for, and delivery of, the Initial Shares shall be made at the offices of Sidley Austin LLP, New York, New York, or at such other place as shall be agreed upon by the Underwriters and the Company, at 9:00 A.M. (New York City time) on the third (fourth, if the pricing occurs after 4:30 P.M. (New York City time) on any given day) business day following the date of this Agreement, or such other time not later than ten business days after such date as shall be agreed upon by the Underwriters and the Company (such time and date of payment and delivery being herein called “Closing Time”).  In addition, in the event that the overallotment option described in (b) above is exercised by the Underwriters, payment of the purchase price for and delivery of the Option Shares shall be made at the above-mentioned offices of Sidley Austin LLP, or at such other place as shall be agreed upon by the Underwriters and the Company on each Date of Delivery as specified in the notice to the Company.  Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to the Underwriters of certificates for the Shares to be purchased by them.

(d)                                 Denominations; Registration.   The certificates for, or other evidence of, the Initial Shares and the Option Shares, if any shall be in such denominations and registered in such names as the Representatives shall request not later than two business days prior to the Closing Time or the relevant Date of Delivery, as the case may be.  The certificates for, or other evidence of, the Initial Shares and the Option Shares, if any, shall be made available for inspection not later than 10:00 A.M. (New York City Time) on the business day prior to the Closing Time or the relevant Date of Delivery, as the case may be, at the office of The Depository Trust Company or its designated custodian.

SECTION 3.                                Covenants.

(a)                                  Covenants of the Company.  The Company covenants with each Underwriter as follows:

(i)                                     Immediately following the execution of this Agreement, the Company will prepare a Prospectus setting forth the number of Shares covered thereby and their terms not otherwise specified in the preliminary prospectus, the names of the Underwriters, the price at which the Shares are to be purchased by the Underwriters from the Company, and such other information as the Representatives and the Company deem appropriate in connection with the offering of the Shares; and the Company will effect the filings required under Rule 424(b), in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)), and will furnish to the Underwriters as many copies (including by electronic means, if so requested in lieu of paper copies) of the Prospectus as they shall reasonably request, including, if requested by the Underwriters, in addition to or in lieu thereof, electronic copies of the Prospectus.  The Company shall pay the required Commission filing fees relating to the Shares within the time required by and in accordance with applicable 1933 Act Regulations.

(ii)                                  During the period beginning on the Applicable Time and ending on the later of the Closing Time or such date, as in the reasonable opinion of counsel for the Underwriters, the Prospectus is no longer required under the 1933 Act or the 1934 Act to be delivered in connection with sales by the Underwriters or a dealer, including in circumstances where such requirement may be satisfied pursuant to Rule 172 (the “Prospectus Delivery Period”), the Company will comply with the requirements of Rule 430B and will notify the Representatives immediately, and confirm the notice in writing, (a) of the transmittal to the Commission for filing of any amendment to the Registration Statement, (b) of the transmittal to the Commission for filing of any supplement or amendment to the Prospectus or any document to be filed pursuant to the 1934 Act, (c) of the receipt of any comments from the Commission with respect to the Registration Statement or Prospectus or documents incorporated or deemed to be incorporated by reference therein, (d) of any request by the Commission for any amendment to the

Registration Statement or any amendment or supplement to the Prospectus with respect to the Shares or for additional information relating thereto, and (e) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose.  The Company will make every reasonable effort to prevent the issuance of any such stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment.

(iii)                               During the Prospectus Delivery Period, prior to amending or supplementing the Registration Statement (including any filing under Rule 462(b)), any preliminary prospectus or the Prospectus (including any amendment or supplement through incorporation by reference of any report filed under the 1934 Act), the Company will furnish to the Representatives for review a copy of each such proposed amendment or supplement a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file any such amendment or supplement or use any such prospectus to which counsel for the Underwriters shall reasonably object.  The Company has given the Representatives notice of any filings made pursuant to the 1934 Act or 1934 Act Regulations within 48 hours prior to the Applicable Time; the Company will give the Representatives notice of its intention to make any such filing from the Applicable Time to the Closing Time and will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing and will not file or use any such document to which the Representatives or counsel for the Underwriters shall reasonably object.  If reasonably requested by the Representatives, the Company will prepare a final term sheet (the “Final Term Sheet”) reflecting the final terms of the Shares, in form and substance satisfactory to the Representatives, and shall file such Final Term Sheet as an “issuer free writing prospectus” pursuant to Rule 433 prior to the close of business two business days after the date hereof; provided that the Company shall furnish the Representatives with copies of any such Final Term Sheet a reasonable amount of time prior to such proposed filing and will not use or file any such document to which the Representatives or counsel for the Underwriters shall reasonably object.

(iv)                              If, immediately prior to the third anniversary of the initial effective date of the Registration Statement (the “Renewal Deadline”), any Shares remain unsold by the Underwriters, the Company will, prior to that date, (i) promptly notify the Representatives, (ii) promptly file, if it has not already done so, a new registration statement or post-effective amendment on the proper form relating to such Shares, in a form satisfactory to the Representatives, (iii) use its best efforts to cause such registration statement or post-effective amendment to be declared effective within 180 days after that date and (iv) promptly notify the Representatives of such effectiveness.  References herein to the “Registration Statement” will include such new shelf registration statement or post-effective amendment, as the case may be, if and when filed.

(v)                                 Upon request during the Prospectus Delivery Period, the Company will deliver to the Underwriters a conformed copy of the Original Registration

Statement as originally filed and of each amendment thereto filed prior to the termination of the initial offering of the Shares (including exhibits filed therewith or incorporated by reference therein and the documents incorporated by reference into the Prospectus pursuant to Item 12 of Form S-3).

(vi)                              The Company will furnish to the Underwriters, from time to time during the period when the Prospectus is required to be delivered under the 1933 Act or the 1934 Act in connection with the offering, such number of copies (including by electronic means, if so requested by the Underwriters, in addition to or in lieu of, paper copies) of the Prospectus (as amended or supplemented) as the Underwriters may reasonably request for the purposes contemplated by the 1933 Act, the 1933 Act Regulations, the 1934 Act or 1934 Act Regulations.

(vii)                           If, at any time when a prospectus is required by the 1933 Act to be delivered in connection with the sale of the Shares by the Underwriters after the date hereof, any event shall occur as a result of which it is necessary, in the reasonable opinion of counsel for the Underwriters, which shall be communicated by the Underwriters through the Representatives in writing to the Company, to amend or supplement the Prospectus in order to make the Prospectus not misleading in the light of the circumstances existing at the time it is delivered, the Company will promptly either (a) forthwith prepare and furnish to the Underwriters an amendment of or supplement to the Prospectus or (b) make an appropriate filing pursuant to Section 13, 14 or 15 of the 1934 Act, in each case, in form and substance reasonably satisfactory to counsel for the Underwriters, which will amend or supplement the Prospectus so that it will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered, not misleading.    If at any time after the date hereof and prior to the completion of sale of the Shares by the Underwriters, the Company becomes aware of an event or development as a result of which the General Disclosure Package contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is used, not misleading, the Company will promptly notify the Representatives and will promptly amend or supplement in a manner reasonably satisfactory to the Representatives, at its own expense, the General Disclosure Package to eliminate or correct such untrue statement or omission.  If at any time following issuance of an Issuer Free Writing Prospectus and prior to completion of sale of the Shares by the Underwriters, the Company becomes aware of the occurrence of an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement (or any other registration statement relating to the Shares) or the Statutory Prospectus or any preliminary prospectus or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company will promptly notify the Representatives and will promptly amend or supplement, at its own expense, such Issuer Free Writing

Prospectus to eliminate or correct such conflict, untrue statement or omission.  The Underwriters’ delivery of any such amendment or supplement shall not constitute a waiver of any of the conditions in Section 5 hereof.

(viii)                        The Company represents and agrees that, unless it obtains the prior written consent of the Representatives, and each Underwriter agrees that, unless it obtains the prior written consent of the Company and the Representatives, it has not made and will not make any offer relating to the Shares that would constitute an “issuer free writing prospectus”, as defined in Rule 433, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission;  provided, however, if applicable, that prior to the preparation of the Final Term Sheet in accordance with Section 3(a)(viii) hereof, the Underwriters are authorized to use the information with respect to the final terms of the Shares in communications conveying information relating to the offering to investors.  Any such free writing prospectus consented to by the Company and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.”  The Company represents that it has treated or agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping.

(ix)                                The Company will endeavor in good faith, in cooperation with the Representatives, to qualify the Shares for offering and sale under the applicable securities laws and real estate syndication laws of such states and other jurisdictions of the United States as the Representatives may designate; provided that, in connection therewith, the Company shall not be required to qualify as a foreign corporation or trust or to file any general consent to service of process.  In each jurisdiction in which the Shares have been so qualified the Company will file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification in effect for so long as required to complete the distribution of the Shares by the Underwriters.

(x)                                   The Company will make generally available to its security holders as soon as reasonably practicable, but not later than 90 days after the close of the period covered thereby, an earning statement of the Company (in form complying with the provisions of Rule 158 of the 1933 Act Regulations) covering a period of at least twelve months beginning not later than the first day of the Company’s fiscal quarter next following the effective date of the Registration Statement.  “Earning statement”, “make generally available” and “effective date” will have the meanings contained in Rule 158 of the 1933 Act Regulations.

(xi)                                The Company will use the net proceeds received by it from the sale of the Shares in the manner specified in the Prospectus under the caption “Use of Proceeds” in all material respects.

(xii)                             The Company will timely file any document which it is required to file pursuant to the 1934 Act prior to the termination of the offering of the Shares.

(xiii)                          The Company will use its best efforts to effect the listing of the Shares on the NYSE.

(xiv)                         The Company will not, without the prior written consent of Citigroup Global Markets Inc. and UBS Securities LLC, offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or would reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company and executive officers or any controlled affiliate thereof), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the 1934 Act, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any Common Shares or any securities convertible into or exercisable or exchangeable for such Common Shares, or publicly announce an intention to effect any such transaction, for a period of 90 days after the date of this Agreement, other than (a) the Shares which are to be sold pursuant to this Agreement; (b) Common Shares issued or to be issued pursuant to the Amended and Restated TravelCenters of America 2007 Equity Compensation Plan as amended.

SECTION 4.                                Payment of Expenses.

(a)                                  Expenses.   The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing, delivery and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment or supplement thereto, (ii) the preparation, issuance and delivery of the Shares and any certificates for the Shares to the Underwriters, including any transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Shares to the Underwriters, (iii) the fees and disbursements of the Company’s counsel, accountants and other advisors or agents, as well as their respective counsel, (iv) the qualification of the Shares under state securities laws in accordance with the provisions of Section 3(a)(ix) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Company or the Underwriters in connection therewith and in connection with the preparation, printing and delivery of a Blue Sky Survey, and any amendment thereto, (v) the printing and delivery to the Underwriters of copies of the Prospectus, any preliminary prospectus, any Permitted Free Writing Prospectus and the Prospectus and any amendments or supplements thereto, (vi) the fees and expenses incurred in connection with the listing of the Shares on the NYSE, (vii) the filing fees incident to, and the reasonable fees and disbursements of counsel for the Underwriters in connection with, the review, if any, by the Financial Industry Regulatory Authority (“FINRA”) of the terms of the sale of the Shares, (viii) the cost of providing any CUSIP or other identification numbers for the Shares, and (ix) the costs and expenses (including without limitation any damages or other amounts payable in connection with legal or contractual liability) associated with the reforming of any contracts for sale of the Shares made by the Underwriters caused by a breach of the representation contained in the fifth paragraph of Section 1(a)(1)(ii) hereof (it being understood that the representation contained in such paragraph shall not apply to statements in or omissions from the General Disclosure Package made in reliance upon and in conformity with information furnished to the Company by the Underwriters through the Representatives in writing expressly for use in the General Disclosure Package).

(b)                                 Termination of Agreement.  If this Agreement is terminated by the Underwriters in accordance with the provisions of Section 5(j) or Section 9(a)(i) or (iii) hereof, the Company shall reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.

SECTION 5.                                Conditions of Underwriters’ Obligations.  The Underwriters’ obligations to purchase and pay for the Shares pursuant to the terms hereof are subject to the accuracy of the representations and warranties of the Company contained in Section 1 hereof or in certificates of any officer of the Company or any of its subsidiaries delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a)                                  Effectiveness of Registration Statement.  The Registration Statement has become effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act and no proceedings for that purpose shall have been instituted or be pending or threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel for the Underwriters.  A prospectus containing the Rule 430B Information shall have been filed with the Commission in the manner and within the time period required by Rule 424(b) without reliance on Rule 424(b)(8) (or a post-effective amendment providing such information shall have been filed and become effective in accordance with the requirements of Rule 430(B)) and any required filing of each Issuer Free Writing Prospectus pursuant to Rule 433 has been made in the manner and within the time period required by Rule 433(d).

(b)                                 Opinion of Counsel for Company.   At Closing Time, the Underwriters shall have received the favorable opinion, dated as of Closing Time, of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, in form and substance reasonably satisfactory to the Representatives, together with signed or reproduced copies of such letter for each Underwriter.

(c)                                  Opinion of Counsel for Underwriters.  At Closing Time, the Underwriters shall have received the favorable opinion, dated as of Closing Time, of Sidley Austin LLP, counsel for the Underwriters, in form and substance reasonably satisfactory to the Underwriters.

In giving such opinion, Sidley Austin LLP may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York, and the federal law of the United States, upon the opinions of counsel satisfactory to the Underwriters and may rely on an opinion dated the Closing Time of Skadden, Arps, Slate, Meagher & Flom LLP as to matters governed by the laws of the State of Delaware.  Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials.

(d)                                 Officers’ Certificate.   At Closing Time, there shall not have been, since the date of this Agreement or since the respective dates as of which information is given in the General Disclosure Package or the Prospectus, any Material Adverse Effect and the Underwriters shall have received a certificate of the President or a Vice President of the Company and of the Chief Financial Officer or Chief Accounting Officer of the Company, dated as of Closing Time, to the effect that (i) there has been no Material Adverse Effect, (ii) the representations and warranties in Section 1(a) hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Time, (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time, and (iv) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted, are pending or, to the best of such officers’ knowledge, are threatened by the Commission.

(e)                                  Ernst & Young LLP Comfort Letter.   At the time of the execution of this Agreement, the Underwriters shall have received from Ernst & Young LLP a letter dated such date, in form and substance satisfactory to the Representatives, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information of the Company contained in the Registration Statement, the General Disclosure Package and the Prospectus.

(f)                                    Bring-down Ernst & Young LLP Comfort Letter.  At Closing Time, the Underwriters shall have received from Ernst & Young LLP a letter, dated as of Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (g) of this Section 5, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.

(g)                                 Lock-Up Agreements.   At the time of the execution of this Agreement, Citigroup Global Markets Inc. and UBS Securities LLC shall have received an agreement substantially in the form of Exhibit A hereto signed by the persons listed on Schedule C hereto.

(h)                                 Additional Documents.   At Closing Time, (i) the Representatives shall have received a certificate of the Chief Financial Officer of the Company, dated as of Closing Time, substantially in the form set forth in Exhibit B hereto; and (ii) the Company shall have furnished counsel for the Underwriters with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Shares as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Shares as herein contemplated shall be reasonably satisfactory in form and substance to the Representatives and counsel for the Underwriters.

(i)                                     Date of Delivery Documentation.   In the event the Underwriters exercise the overallotment option described in Section 2 hereof to purchase all or any portion of the Option Shares, the representations and warranties of the Company included herein and the statements in any certificates furnished by the Company hereunder shall be true and correct as of the Date of Delivery, and the Underwriters shall have received:

(i)              A certificate of the President or a Vice President and of the Chief Financial Officer or Chief Accounting Officer of the Company, dated such Date of Delivery, confirming that their certificate delivered at Closing Time pursuant to Section 5(e) hereof remains true as of such Date of Delivery.

(ii)             The favorable opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, in form and substance satisfactory to counsel for the Underwriters, dated such Date of Delivery, relating to the Option Shares and otherwise to the same effect as the opinion required by Section 5(b) hereof.

(iii)            The favorable opinion of Sidley Austin LLP, counsel for the Underwriters, dated such Date of Delivery, relating to the Option Shares and otherwise to the same effect as the opinion required by Section 5(c) hereof.

(iv)            A letter from Ernst & Young LLP, dated such Date of Delivery, substantially the same in scope and substance as the letter furnished to the Underwriters pursuant to Section 5(e) hereof.

(j)            Termination of this Agreement.   If any condition specified in this Section 5 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Underwriters by notice to the Company at any time at or prior to the Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 hereof and except that Section 1, Section 6, Section 7, Section 8 and Section 14 hereof shall survive any such termination and remain in full force and effect.

SECTION 6.           Indemnification.

(a)           Indemnification of Underwriters.  The Company agrees to indemnify and hold harmless each Underwriter, the directors, officers, employees of any Underwriter, its affiliates, as such term is defined in Rule 501(b) under the 1933 Act (“Rule 501(b)”), its selling agents and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and the successors and assigns of all of the foregoing persons as follows:

(i)            against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including the Rule 430B Information, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included in any Issuer Free Writing Prospectus, the General Disclosure Package or the Prospectus  (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)           against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(d) below) any such settlement is effected with the written consent of the Company; and

(iii)          against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Representatives), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Underwriters through the Representatives in writing expressly for use in the Registration Statement (or any amendment thereto), including the Rule 430B Information, any Issuer Free Writing Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto).

(b)           Indemnification of Company, the Company’s Directors and Officers.   Each Underwriter severally and not jointly agrees to indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and the successors and assigns of all of the foregoing persons, against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including the Rule 430B Information, any Issuer Free Writing Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by the Underwriters through the Representatives in writing expressly for use therein.  The Company acknowledges that the statements set forth (i) in the last paragraph of the cover page above the names of the Representatives regarding delivery of the Common Shares, (ii) under the heading “Underwriting” and “Plan of Distribution”, (iii) the list of Underwriters and their respective participation in the sale of the Common Shares, (iv) the sentences related to concessions and reallowances and (v) the paragraph related to stabilization, syndicate covering transactions and penalty bids in any Preliminary Prospectus and the Final Prospectus constitute the only information furnished in writing by or on behalf of the several Underwriters for inclusion in any Preliminary Prospectus, the Final Prospectus or any Issuer Free Writing Prospectus.

(c)           Actions against Parties; Notification.   Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement.  The indemnifying party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such indemnified parties and payment of all fees and expenses.  The indemnified parties shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the indemnified parties unless (i) the employment of such counsel shall have been specifically authorized in writing by the indemnifying party, (ii) the indemnifying party shall have failed to assume the defense and employ counsel or (iii) the named parties to any such action (including any impleaded parties) include both the indemnified parties and the indemnifying party and the indemnified parties shall have been advised by such counsel that there may be one or more legal defenses available to them which are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of the indemnified parties, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for the indemnified parties, which firm shall be designated in writing by the indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred).  No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)           Settlement without Consent if Failure to Reimburse.   If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6(a)(ii) hereof effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

SECTION 7.           Contribution.  If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, from the offering of the Shares pursuant hereto or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the Underwriters, on the other hand, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company, on the one hand, and the Underwriters, on the other hand, in connection with the offering of the Shares pursuant hereto shall be deemed to be in the same respective proportions as the total net proceeds from the offering of such Shares (before deducting expenses) received by the Company and the total underwriting discount received by the Underwriters, in each case as set forth on the cover of the Prospectus, bear to the aggregate initial public offering price of such Shares as set forth on such cover.

The relative fault of the Company, on the one hand, and the Underwriters, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7.  The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, the Underwriters shall not be required to contribute any amount in excess of the amount by which the total price at which the Shares underwritten by the Underwriters and distributed to the public were offered to the public exceeds the amount of any damages which the Underwriters have otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 7, the directors, officers, employees of any Underwriter, its affiliates, as such term is defined in Rule 501(b) and its selling agents and each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as such Underwriter, each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.

SECTION 8.           Representations, Warranties and Agreements to Survive Delivery.  All representations, warranties and agreements contained in this Agreement of the Company or in certificates of officers of the Company or its subsidiaries submitted pursuant hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Underwriters or controlling persons, or by or on behalf of the Company, and shall survive delivery of and payment for the Shares.

SECTION 9.           Termination.

(a)           The Underwriters may terminate this Agreement by notice to the Company at any time at or prior to Closing Time (i) if, since the time of execution of this Agreement, there has occurred any change, or any development or event involving a prospective change since the respective dates as of which information is given in the Prospectus (exclusive of any supplement thereto) or the General Disclosure Package, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as one enterprise which, in the sole judgment of the Underwriters, is material and adverse and makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Shares; (ii) any change in U.S. or international financial, political or economic conditions as would, in the sole judgment of the Underwriters, be likely to prejudice materially the success of the proposed issuance, sale or distribution of the Shares, whether in the primary market or in respect of dealings in the secondary market; (iii) any suspension of trading in the Common Shares by the Commission or the NYSE, which suspension is specific to Common Shares; (iv) any material suspension or material limitation of trading in securities generally on the NYSE, or any setting of minimum prices for trading on such exchange, or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (v) any banking moratorium declared by U.S. Federal or New York authorities; (vi) any major disruption of settlements of securities or clearance services in the United States; or (vii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the sole judgment of the Underwriters, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Shares.

(b)           If this Agreement is terminated pursuant to this Section 9, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 6 and 7 hereof shall survive such termination.

SECTION 10.         Default by One or More of the Underwriters.  If one or more of the Underwriters shall fail at the Closing Time to purchase the Initial Shares which it or they are obligated to purchase hereunder (the “Defaulted Shares”), then the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Shares in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then:

(a)           if the number of Defaulted Shares does not exceed 10% of the Initial Shares to be purchased on such date pursuant hereto, the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

(b)           if the number of Defaulted Shares exceeds 10% of the Initial Shares to be purchased on such date pursuant hereto, this Underwriting Agreement shall terminate without liability on the part of any non-defaulting Underwriter or the Company.

No action taken pursuant to this Section 10 shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement, either the Representatives or the Company shall have the right to postpone the Closing Time for a period not exceeding seven days in order to effect any required changes in the Registration Statement or the Prospectus or in any other documents or arrangements.  As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10.

SECTION 11.         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication.  Notices to the Underwriters shall be directed to Citigroup Global Markets Inc. General Counsel, Facsimile:  (212) 816-7912 and confirmed to the General Counsel, Citigroup Global Markets Inc., at 388 Greenwich Street, New York, New York, 10013, Attention:  General Counsel; Morgan Keegan & Company, Inc., 50 North Front Street, 12th Floor, Memphis, Tennessee, 38103, Attention: Susie Brown, Facsimile: (901) 579-4388;  and UBS Securities LLC, 299 Park Avenue, New York, New York 10171-0026, Attention: Syndicate Department;  notices to the Company shall be directed to it at 24601 Center Ridge Road, Suite 200, Westlake, Ohio 44145-5639, Attention: Andrew Rebholz, Executive Vice President and Chief Financial Officer, Facsimile: (440) 808-3301.

SECTION 12.         No Fiduciary Relationship.  The Company acknowledges and agrees that (i) the purchase and sale of the Shares pursuant to this Agreement, is an arm’s-length commercial transaction between the Company, on the one hand, and the Underwriters, on the other hand, (ii) in connection with the offering contemplated hereby and the process leading to such transaction, each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company or its shareholders, creditors, employees or any other party, (iii) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company on other matters) and no Underwriter has any obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (iv) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, and (v) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the transaction contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

SECTION 13.         Parties.  This Agreement shall inure to the benefit of and be binding upon the Company and the Underwriters and their respective successors.  Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters and the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 6 and 7 hereof and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained.  This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and their respective successors, and said controlling persons, directors and officers and their heirs and legal representatives, and for the benefit of no other person, firm or corporation.  No purchaser of Shares from an Underwriter shall be deemed to be a successor by reason merely of such purchase.

SECTION 14.         GOVERNING LAW AND TIME.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 15.         Effect of Headings.  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

[Signature Page Follows]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this Agreement, along with all counterparts, will become a binding agreement among the Underwriters and the Company in accordance with its terms.

Very truly yours,

TRAVELCENTERS OF AMERICA LLC

By:	/s/ Andrew J. Rebholz
Name: Andrew J. Rebholz
Title: Executive Vice President, CFO and Treasurer

The foregoing Agreement is hereby, confirmed and accepted as of the date first above written.

By:	CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Clayton H. Hale, III
Name: Clayton H. Hale, III
Title: Managing Director

By:	MORGAN KEEGAN & COMPANY, INC.

By:	/s/ David L. Corbett
Name: David L. Corbett
Title: Vice President

By:	UBS SECURITIES LLC

By:	/s/ Robert Crowell
Name: Robert Crowell
Title: Managing Director

By:	/s/ Darshan Prabhu
Name: Darshan Prabhu
Title: Associate Director

For themselves and the other several Underwriters named in Schedule A hereto.

Schedule A

Underwriter	Number of Initial Shares
Citigroup Global Markets Inc.	3,325,000
Morgan Keegan & Company, Inc.	1,900,000
UBS Securities LLC	1,900,000
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	791,668
RBC Capital Markets, LLC	791,668
Wells Fargo Securities, LLC	791,668
Comerica Securities, Inc.	71,428
Janney Montgomery Scott LLC	71,428
JMP Securities LLC	71,428
PNC Capital Markets LLC	71,428
SMBC Nikko Capital Markets Limited	71,428
Santander Investment Securities Inc.	71,428
Scotia Capital (USA) Inc.	71,428
Total	10,000,000

Sch. A-1

Schedule B

Schedule of Issuer Free Writing Prospectuses included in the General Disclosure Package

1.             None

Sch. B-1

Schedule C

Locked-Up Section 16 reporting persons and HPT

Arthur G. Koumantzelis

Barry M. Portnoy

Patrick F. Donelan

Barbara D. Gilmore

Thomas M. O’Brien

Andrew J. Rebholz

Michael J. Lombardi

Mark R. Young

Ara A. Bagdasarian

Barry A. Richards

Hospitality Properties Trust

Sch. C-1

Schedule D

10,000,000 Shares

TravelCenters of America LLC

Common Shares

PRICE-RELATED INFORMATION
INCLUDED IN THE GENERAL DISCLOSURE PACKAGE

Price to public: $5.69 per share

Shares offered: 10,000,000

Trade date: May 23, 2011

Settlement date: May 27, 2011

In connection with this offering, the Company granted the Underwriters an option to purchase up to 1,500,000 common shares, no par value, to cover overallotments, if any.

Sch. D-1

Exhibit A

TravelCenters of America LLC
Public Offering of Common Shares

May 16, 2011

Citigroup Global Markets Inc.
UBS Securities LLC

As Representatives of the several Underwriters (the “Representatives”),

c/o Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

Ladies and Gentlemen:

This letter is being delivered to you in connection with the proposed Underwriting Agreement (the “Underwriting Agreement”), between TravelCenters of America LLC, a Delaware limited liability company (the “Company”), and each of you as Representatives of a group of Underwriters named therein, relating to an underwritten public offering of common shares, no par value (the “Common Shares”), of the Company.

In order to induce you and the other Underwriters to enter into the Underwriting Agreement, the undersigned will not, without the prior written consent of the Representatives, offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or would reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any controlled affiliate of the undersigned), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any Common Shares or any securities convertible into or exercisable or exchangeable for such Common Shares (such Common Shares and securities, collectively, the “Lock-Up Securities”), or publicly announce an intention to effect any such transaction, for a period of 90 days after the date of the Underwriting Agreement (such period, the “Lock-Up Period”).  Notwithstanding the foregoing sentence, the undersigned may transfer Lock-Up Securities (i) as bona fide gifts, (ii) by way of intestate succession or by operation of law or (iii) to members of the undersigned’s immediate family or to a trust, partnership, limited liability company or other entity for the direct or indirect benefit of the undersigned or members of the undersigned’s immediate family, provided that any such transfer shall not involve a disposition for value; provided, however, that it shall be a pre-condition to any such transfers as set forth in (i), (ii) or (iii) above that the transferee or donee, as the case may be, agrees to be bound in writing by the terms of this letter.  For purposes of this

Ex. A-1

letter, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

If (i) the Company issues an earnings release or material news, or a material event relating to the Company occurs, during the last 17 days of the Lock-Up Period, or (ii) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, the restrictions imposed by this agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless the Representatives waive, in writing, such extension. The undersigned hereby acknowledges and agrees that written notice of any event that would result in an extension of the Lock-Up Period pursuant to the foregoing sentence properly delivered by the Company to the undersigned in accordance with the Underwriting Agreement, as then in effect, will be deemed to have been given to, and received by, the undersigned.

If (i) for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), (ii) the Company notifies you in writing that it does not or the Underwriters do not intend to proceed with the public offering contemplated by the Underwriting Agreement or (iii) if the Underwriting Agreement is not executed by the Company and each of the Representatives on or prior to June 3, 2011, this letter shall likewise be terminated.

[Remainder of Page Intentionally Left Blank]

Ex. A-2

Yours very truly,

Ex. A-3

Exhibit B

CERTIFICATE OF THE CHIEF FINANCIAL OFFICER

TRAVELCENTERS OF AMERICA LLC

OFFICER’S CERTIFICATE

I, Andrew J. Rebholz, in connection with the offering by TravelCenters of America LLC, a Delaware limited liability company (the “Company”), of up to 10,000,000 common shares, no par value (the “Shares”), of the Company pursuant to (i) a registration statement on Form S-3 (File No. 333-156926) filed on April 28, 2009 (as amended to date, the “Registration Statement”) under the Securities Act of 1933 (the “Act”), with the Securities and Exchange Commission (the “Commission”), (ii) a base prospectus dated May 8, 2009 (the “Base Prospectus”), as supplemented by a Preliminary Prospectus Supplement dated May 17, 2011 filed with the Commission pursuant to Rule 424(b) under the Act (the “Preliminary Prospectus Supplement”), (iii) a Prospectus Supplement dated May 23, 2011 filed with the Commission pursuant to Rule 424(b)(5) under the Act (the “Prospectus Supplement,” and, together with the Base Prospectus and the Preliminary Prospectus Supplement, the “Prospectus”), and (iv) the underwriting agreement dated May 23, 2011, by and among the Company and Citigroup Global Markets Inc., Morgan Keegan & Company, Inc. and UBS Securities LLC, as representatives of the underwriters named therein (the “Underwriters”), hereby certify that:

I am the Chief Financial Officer of the Company, and am providing this certificate to the Underwriters based upon an examination of the Company’s financial records and schedules undertaken by myself or members of my staff who are responsible for the Company’s financial and accounting matters;

I am familiar with the accounting, operations and records systems of the Company;

I have read the Prospectus;

I have reviewed (a) the consolidated statement of operations of TravelCenters of America, Inc. (the “Predecessor”) for the year ended December 31, 2006, which was audited by PricewaterhouseCoopers LLP and (b) the consolidated balance sheet of the Predecessor as of December 31, 2006, which was also audited by PricewaterhouseCoopers LLP. To the best of my knowledge, such financial statements described in this paragraph 4 present fairly, in all material respects, the financial condition of the Predecessor and its consolidated subsidiaries and their results of operations for the period shown; and

I have supervised the compilation of and reviewed the circled information contained on the attached Exhibit A, which is included or incorporated by reference in the Prospectus.

I have compared the circled information identified with letter “A” on the attached Exhibit A to the information set forth in the financial statements referred to in paragraph 4 above and found the amounts to be in agreement.

Ex. B-1

I have compared (as adjusted for rounding, where appropriate) the circled information identified with letter “B” on the attached Exhibit A to the amounts derived from the Predecessor’s accounting records and found the amounts to be in agreement.

8.             I have reviewed the circled information identified with letter “C” on the attached Exhibit B and confirm that the amounts provided therein fairly and accurately represent the historical fuel sales of the Company, or for the Predecessor for the one month ended January 31, 2007, or for Petro Stopping Centers, L.P. (“Petro”) for the period from January 1, 2007 through May 30, 2007, for those sites the Company acquired from Petro on May 30, 2007.

This certificate is to assist the Underwriters in conducting and documenting their investigation of the affairs of the Company in connection with the offering of the Shares covered by the Registration Statement and the Prospectus.

Ex. B-2

EXHIBIT A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10-K

(Mark One)
☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2010

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number 001-33274

TRAVELCENTERS OF AMERICA LLC

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-5701514
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

24601 Center Ridge Road, Suite 200, Westlake, OH 44145-5639
(Address of Principal Executive Offices)

(440) 808-9100

(Registrant’s Telephone Number, Including Area Code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
Common Shares	NYSE Amex

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐  No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐  No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒  No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☐  No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐  No ☒

The aggregate market value of the voting shares of the registrant held by non-affiliates was $33.7 million based on the closing price per common share of $2.32 on the NYSE Amex on June 30, 2010. For purposes of this calculation, the aggregate of 1,258,287 common shares that were held by the directors and officers of the registrant as of June 30, 2010, have been included in the number of common shares held by affiliates.

Number of the registrant’s common shares outstanding as of February 14, 2011: 18,016,196.

References in this Annual Report on Form 10-K, to “TA”, “TravelCenters”, the “Company”, “we”, “us” and “our” include TravelCenters of America LLC and our consolidated subsidiaries unless otherwise expressly stated or the context indicates otherwise.

DOCUMENTS INCORPORATED BY REFERENCE

Certain information required in Items 10, 11, 12, 13 and 14 of Part III of this Annual Report on Form 10-K is incorporated by reference to our definitive Proxy Statement for our 2011 Annual Meeting of Shareholders to be filed pursuant to Regulation 14A, or our definitive Proxy Statement.

The following table presents selected historical financial information of us or our predecessor for each of the last five fiscal years. The information set forth below with respect to fiscal years 2010 and 2009 was derived from, and should be read in conjunction with, the audited consolidated financial statements included elsewhere in this Annual Report on Form 10-K. The information set forth below with respect to fiscal years 2008, 2007 and 2006 was derived from, and should be read in conjunction with, the audited consolidated financial statements included in our 2008 Annual Report on Form 10-K. The following information should also be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Annual Report on Form 10-K.

	Company				Predecessor
				Eleven	One
	Years Ended December 31,			Months Ended December 31,	Month Ended January 31,	Year Ended December 31,
	2010	2009	2008	2007(1)	2007(2)	2006
		(dollars and gallons in thousands)
Statement of Operations Data:
Revenues:
Fuel	$4,790,659	$3,588,682	$6,454,357	$4,778,293	$285,053	$3,905,128
Nonfuel	1,158,343	1,097,279	1,189,597	1,023,126	66,795	868,380
Rent and royalties from franchisees	13,479	13,859	14,425	12,056	834	10,006
Total revenues	5,962,481	4,699,820	7,658,379	5,813,475	352,682	4,783,514
Income (loss) from operations	(41,537)	(76,956)	(34,863)	(106,597)	(42,164)	95,542	A
Net income (loss)	(65,571)	(89,874)	(40,201)	(101,308)	(22,048)	31,033
Income (loss) per common share:
Basic	$(3.78)	$(5.38)	$(2.65)	$(8.65)	$(3.18)	$4.47
Diluted	$(3.78)	$(5.38)	$(2.65)	$(8.65)	$(3.18)	$4.09
Balance Sheet Data (end of period):
Total assets	$894,089	$885,360	$889,797	$1,263,321	$728,667	$995,592
Capitalized lease obligations(3)	98,464	101,248	103,700	105,859	—	—
Deferred rent obligation(4)	150,000	90,000	30,000	—	—	—
Long term debt (net of unamortized discount)	—	—	—	—	669,635	668,734
Redeemable equity	—	—	—	—	14,425	13,403
Other Operating Data:
Total fuel sold (in thousands of gallons)(5)	2,036,756	1,933,358	2,078,061	2,023,428	156,847	1,850,265
Number of sites (end of period):
Company operated travel centers	188	188	188	189	140	140
Franchisee operated travel centers	10	10	10	10	10	10	B
Franchisee owned and operated travel centers	30	35	35	37	13	13
Total travel centers	228	233	233	236	163	163

Notes to Selected Financial Data

(1)    Includes the operating results of Petro since the Petro Acquisition, which was completed on May 30, 2007.

(2)    Includes merger related expenses incurred in connection with the January 31, 2007, HPT Transaction.

(3)    Accounting for the HPT Transaction under GAAP required us to recognize in our consolidated balance sheet the leased assets at thirteen of the travel centers previously owned by our predecessor that we now lease from HPT because more than a minor portion of those travel centers is subleased to third parties, and one travel center did not qualify for operating lease treatment for other reasons. A portion of the total rent payments to HPT is recognized as a reduction of the capitalized lease obligations and a portion is recognized as interest expense in our consolidated statement of operations.

(4)    Our rent deferral agreement with HPT permitted us to defer up to $5,000 per month of rent due to HPT from July 2008 through December 2010. At December 31, 2010, we had deferred a total of $150,000 of rent payments. Under the terms of the original agreement, all deferred rent obligation not previously paid (and related interest thereon) was contractually due no later than July 1, 2011. In January 2011, the deferral agreement was amended and, among other things, the payment date of the deferred rent obligation was revised such that $107,085 is due in December 2022 and $42,915 is due in June 2024. Accordingly, we have presented the deferred rent obligation as a long term liability.

(5)    Includes all fuel we sold, both at our retail travel centers sites and also on a wholesale basis including to certain of our franchisees, but excludes the fuel sold at travel centers operated by our franchisees.

EXHIBIT B

PROSPECTUS SUPPLEMENT SUMMARY

You should read the following summary together with the more detailed information regarding us and our common shares appearing elsewhere in this prospectus supplement.

TravelCenters of America LLC

We are a leading operator and franchisor of travel centers primarily along the U.S. Interstate Highway System. Our customers include trucking fleets, independent truck drivers and motorists. Our business includes 237 travel centers in 41 states and in Canada, operated under the “Travel Centers of America” or “TA” and “Petro” brand names. We operate 196, and franchisees operate 41 of these travel centers, including 10 that they sublease from us. We lease 185 of our travel centers from subsidiaries of Hospitality Properties Trust, or Hospitality Trust, which is our former parent company. Our typical travel center includes:

•      About 24 acres of land with parking for 191 tractor trailers and 103 cars;

•      A full service restaurant operated under one of our proprietary brands and one or more quick service restaurants operated under nationally franchised brand names;

•      A large truck repair and service facility and parts store;

•      Multiple diesel and gasoline fueling points; and

•      A large convenience store, game room, laundry and other amenities.

Our Competitive Strengths

We believe we possess a number of competitive strengths that enable us to be a leader in our industry and may enable us to enhance this leadership position in the future. We believe these competitive strengths include our broad geographic footprint, our large average travel center size, the wide array of customer services and amenities we offer our customers, our truck repair service business that leads the travel center industry in number of locations and scope of services and our large variety of restaurant choices.

Our Growth Opportunity

We are making this offering of our common shares to help fund our expansion activities. We believe that the U.S. economy is in the early stages of a prolonged period of economic recovery and expansion. Our historical fuel sales were as follows (in millions of gallons):

	2007(1)	2008	2009	12 months ended 3/31/2011
Diesel fuel	2,223.6	1,849.6	1,712.6	1,791.4	C
Gasoline	248.4	228.5	220.8	243.0
Total	2,472.0	2,078.1	1,933.4	2,034.4

(1)   Includes fuel sales of our predecessor and an acquired company prior to January and May 2007, respectively.

Historically, improvements in the U.S. economy have led to increased truck freight and motorist travel. To take advantage of what we believe may be a prolonged period of increasing business, we have identified a number of improvements to our existing travel centers which we believe will make them more attractive to customers and help increase our share of the Interstate Highway market for fuel and non-fuel products and services. In addition, we have recently purchased or agreed to purchase eight travel centers at what we believe are attractive prices.